Exhibit 99.1

QUESTIONS AND ANSWERS ABOUT THE VARIAN ACQUISITION

Post-Announcement FAQs — Set No. 3

Q57. Is there a limit on unused Paid Personal Leave (PPL) time a U.S. Applied employee can carry over from year to year?

A57. Currently, each U.S. Applied employee may accrue a maximum of 240 hours in his or her PPL bank (referred to as Paid Time Off or PTO at Applied). If an employee’s banked PTO reaches 240 hours, that employee may not accrue any additional PTO until the accrued balance falls below 240 hours.  As part of our integration planning, we will review the similarities and differences between Applied’s and Varian’s programs/practices and, after close, make necessary changes so that we have consistent policies and practices throughout the company. At this time, no decisions have been made about how to integrate the PPL program, as we are still early in the integration planning process. We can reassure employees that no accrued PPL will be lost.

Q58. Are U.S. Applied employees permitted to borrow PPL (have a negative balance) during required shutdowns due to downturns?

A58. U.S. Applied employees may not borrow against future PPL accruals (referred to as Paid Time Off or PTO at Applied) during required shutdowns or under any other circumstances. In general, taking un-accrued PTO is not permitted, however employees may request to take the time off without pay.

Q59. Does Applied Materials have a health club reimbursement like we have in the U.S. with BCBS?

A59. Yes, each Applied employee is eligible for a once per calendar year reimbursement of up to $200 for health club membership expenses, provided he or she does not work at or near a location with an onsite fitness center.

Q60. Will I have a job 12 months after close?

A60. We look forward to welcoming Varian employees to Applied. The talent of Varian employees is vital to ensuring business continuity during integration, as well as for the future growth and success of the combined business. Our merger is about market share growth for both Varian and Applied, and our integration focus will be growing in our core businesses and in new and adjacent markets.  We expect the business integration to take 12 months or more. If we identify overlapping positions, Applied has processes, policies and programs in place to help employees find new internal opportunities.  In instances where an employee doesn’t find an internal position, Applied offers severance packages and transition and outplacement services.

Q61. Will Applied mechanics and technicians be transferred to Gloucester?

A61. Varian will continue to be based in Gloucester, MA. Eligible Applied employees may bid on jobs across any and all Applied business units and locations. Over time, combining the two companies may provide career opportunities for employees in a larger, more diverse company. Applied has a strong employee development philosophy. We want employees to have fulfilling careers and we are committed to providing growth opportunities for our employees.  In addition, as we bring our companies together, we have an opportunity to learn from each other.  Site visits or temporary assignments may help us share knowledge to improve our combined operations.

Q62. Will former Applied employees, now employed at Varian, retain their previous Applied badge numbers and prior service credits?

A62. Varian employees who worked at Applied in the past will retain their original Applied employee ID number.  Prior Applied service will be credited if the employee’s termination date with Applied is within 365 days of the close of the pending acquisition. Otherwise, Varian employees will retain their current service date under Varian.

Q63. What happens to Varian if the merger does not go through?

A63. Varian remains a separate company until after the close and will continue “business as usual” with its scheduled processes. We expect the merger to go through. The exact timing of the close depends on (1) the review by the Antitrust Division of the Department of Justice (DOJ) and other regulatory authorities and (2) obtaining Varian shareholders’ approval of the merger.  The DOJ has requested additional information for its continuing review, but we have already received approval from several countries where filings were required. Varian shareholders will vote on the merger at a shareholder meeting to be held on August 11, 2011.  In the event that the merger is not approved by regulatory authorities and shareholders, the merger planning will end and our two companies will continue with business as usual.

Q64. What is the meaning of a wholly-owned subsidiary?

A64. A wholly owned subsidiary is a company with 100% of its outstanding common stock owned by another company — the parent of the subsidiary.  A “wholly-owned subsidiary” is a financial/tax structure for business ownership and not an indication of the integration of business operations. Wholly-owned subsidiaries can be fully integrated into the parent company’s operations or stand fully separate.

Varian’s products complement Applied’s Silicon Systems Group’s suite of products in areas of transistor, interconnect, and wafer level packaging and patterning. The synergies between the two company’s product lines will enable more dynamic customer solutions and comes at a time when ever-greater collaboration is needed. In order to maintain the strengths that have made Varian a successful company, after the close, it will be a key business unit within SSG.

Q65. Does Applied use Liquid Machines?

A65. No, Applied does not use Liquid Machines.

Q66. Will Varian FSEs remain non-exempt?

A66. Based on the limited information we have, at this time we believe the duties and responsibilities of Varian’s FSEs may be similar to Applied’s CEs (customer engineers). CEs at Applied are non-exempt.  As part of the integration, Applied and Varian will conduct job mapping analyses to ensure that we fully understand each job and, at that time, determine if a position is exempt or non-exempt.

Q67. Are technicians non-exempt or exempt at Applied?

A67. Generally, technicians are non-exempt job positions at Applied. We look at the responsibilities of each job to determine the appropriate status.  As part of the integration, Applied and Varian will conduct job mapping analyses to ensure that we fully understand each job and, at that time, determine if the position is exempt or non-exempt.